Circuit City Stores, Inc. Announces December Sales

Richmond,  Va.,  January 5, 2005 - Circuit City  Stores,  Inc.  (NYSE:CC)  today announced  that total sales for  December  2004  increased  1.8 percent to $1.75 billion from $1.71  billion in December  2003,  including a domestic  comparable store merchandise sales decrease of 5.8 percent.
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                                                    Month Ended                              Comparable
                                                     December 31           Year-Over-        Store Sales
(Dollar amounts in billions)                     2004         2003         Year Change       Change (a)
---------------------------------------------------------------------------------------------------------
Domestic segment sales .....................    $1.65        $1.71          (3.7)%            (5.8)%
International segment sales ................     0.09            -             -                 -
Net sales and operating revenues............    $1.75        $1.71           1.8%             (5.8)%

(a) Comparable store sales include merchandise sales from domestic stores that have been open for 12 full calendar months and from all relocated stores, as well as merchandise sales originated by circuitcity.com. Circuit City expects to include international segment sales in consolidated comparable store sales beginning with the second quarter of next fiscal year.
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"December sales were below our expectations," said W. Alan McCollough, chairman, president and chief executive officer of Circuit City Stores, Inc. "While we continue to believe that our stores are operating more effectively than they did at this time last year, customer traffic was below last December's levels. We recognize that we must find more effective ways to drive store traffic so more consumers can see the improvements we have made in the Circuit City shopping experience.

"Although disappointed with overall sales," said McCollough, "we were pleased with the sales growth we saw in newer technology products including triple-digit increases in portable digital audio products and in satellite radio, and double-digit increases in LCD and plasma displays. We continue to see strong sales performance from our redesigned Web site."

The overall decline in comparable store merchandise sales was driven by several factors:
o A decline in the sales of personal computers, accessories and related categories contributed 320 basis points to the overall comparable store sales decline. The sales weakness, primarily in desktop computers, was exacerbated by unexpectedly aggressive promotions as some competitors and vendors appeared to take actions to reduce inventory levels.
o A decline in sales of DVD hardware contributed 250 basis points to the overall comparable store sales decline. The sales weakness was driven by continued unit sales declines that reflect the high household penetration of DVD players and a decline in average retail prices.
o A decline in sales of video game hardware, software and related products contributed 210 basis points to the overall comparable store sales decline. The decline was principally driven by industry-wide shortages of hardware.
o A decrease in wireless sales, principally driven by a business model change, contributed 90 basis points to the overall comparable store sales decline.
o A decrease in digital video service sales, principally driven by a business model change, contributed 70 basis points to the overall comparable store sales decline.

Domestic Segment
For the month of December, total sales for the domestic segment decreased 3.7 percent to $1.65 billion from $1.71 billion in the same period last year, with comparable store merchandise sales decreasing 5.8 percent.

Store Revitalization. The domestic segment opened three Superstores in December. The company expects to open six domestic Superstores and relocate seven domestic Superstores during the last two months of its fourth quarter.

International Segment
Circuit City's total sales for the month of December include international segment sales of $94.1 million.

The international segment consists of the operations of InterTAN, Inc., which Circuit City acquired in May 2004. International segment sales will not be included in the company's comparable store sales until the second quarter of next fiscal year.

For the month ended December 31, 2004, InterTAN sales increased 14.3 percent, from $82.3 million in the same period last year prior to Circuit City's acquisition. The effect of fluctuations in foreign currency exchange rates accounted for approximately 8 percentage points of InterTAN's December total sales increase. InterTAN's comparable store merchandise sales increased 3.2 percent, in local currency. Comparable store sales grew 4.1 percent for December 2003.

Other Announcements
In a separate release, Circuit City also announced today that W. Stephen Cannon, senior vice president, general counsel and secretary, will leave the company effective February 1, when he will become a name partner and president of the New York-based law firm Constantine & Partners.

Conference Call Information
Circuit City will host a brief conference call for investors at 10:00 a.m. EST today to discuss December sales. Investors in the United States and Canada may access the call at (800) 399-0127. Other investors may access the call at (706) 634-7512. A live Web cast of the conference call will be available on the company's investor information home page at http://investor.circuitcity.com.

A replay of the call will be available by approximately 2:00 p.m. EST, January 5, and will remain available through January 12. Investors in the United States and Canada may access the recording at (800) 642-1687, and other investors may dial (706) 645-9291. The access code for the replay is 2685515. A replay of the call also will be available on the Circuit City investor information home page.

About Circuit City Stores, Inc.
Richmond, Va.-based Circuit City Stores, Inc. is a leading specialty retailer of consumer electronics. At December 31, the company's domestic segment operated 625 Superstores and five mall-based stores in 160 U.S. markets. At December 31, the company's international segment operated through 1,026 retail stores and dealer outlets in Canada. Circuit City also operates a Web site at http://www.circuitcity.com.

Forward-Looking Statements
Statements made in this release, other than those concerning historical financial information, may be considered forward-looking statements, which are subject to risks and uncertainties, including without limitation: (1) the company's ability to continue to generate strong sales growth through its Web site, (2) the availability of real estate that meets the company's criteria for new and relocating stores, (3) the cost and timeliness of new store openings and relocations, (4) consumer reaction to new store locations and changes in the company's store design and merchandise, (5) the impact of inventory and supply chain management initiatives on inventory levels and profitability, (6) timely production and delivery of private-label merchandise and level of consumer demand for those products, (7) the extent to which customers respond to promotional financing offers and the types of promotional terms the company offers, (8) future levels of sales activity and the acceptance of the third-party credit program including the related rewards component by consumers on an ongoing basis, and (9) effectiveness of the company's brand awareness and marketing programs. Discussion of additional factors that could cause actual results to differ materially from management's projections, forecasts, estimates and expectations is set forth under Management's Discussion and Analysis of Results of Operations and Financial Condition in the Circuit City Stores, Inc. Annual Report for 2004 and Quarterly Report on Form 10-Q for the fiscal quarter ended August 31, 2004, and in the company's other SEC filings. A copy of the annual report is available on the company's Web site at www.circuitcity.com.

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Contact: Bill Cimino, Director of Corporate Communications, (804) 418-8163
         Jessica Clarke, Investor Relations, (804) 527-4038
         Virginia Watson, Investor Relations, (804) 527-4033